Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE, INC. ANNOUNCES SECOND QUARTER

NET INCOME OF $0.68 PER SHARE

CHARLOTTE, NC (July 29, 2003) – Sonic Automotive, Inc. (NYSE: SAH) today announced results for the second quarter of 2003.

Net income for the quarter ended June 30, 2003 was $28.5 million, or $0.68 per diluted share, compared to prior year results of $31.5 million, or $0.71 per diluted share. For the first half of 2003, net income was $40.2 million, or $0.96 per diluted share, compared to net income of $53.6 million, or $1.23 per diluted share, for the same period last year. Net income for the six months ended June 30, 2003 includes a $5.6 million, or $0.14 per diluted share, after tax charge recorded in the first quarter as a cumulative effect of accounting change related to the Emerging Issues Task Force guidance on accounting for incentives and rebates.

In commenting on the quarter, Mr. O. Bruton Smith, the Company’s Chairman and Chief Executive Officer, stated, “The second quarter of 2003 reflects significant improvement from the first quarter. We saw positive trends in new and used vehicle sales over the course of the second quarter. Inventory of new and used vehicles was 54 days and 38 days supply, respectively. We also began seeing the impact of expense reduction programs as our selling, general and administrative expenses improved to 78.8% of gross profit from the first quarter rate of 82.7%. We are targeting earnings per diluted share of $2.45 to $2.60 (excluding the cumulative effect of change in accounting principle) for calendar year 2003. This estimate is based on an expected level of new vehicle industry sales of 16.0 million units and does not include the effect of any unannounced acquisitions or additional share repurchases.”

Same Store Sales

On a same store basis, total revenues declined 1.0% for the quarter. New vehicle same store sales increased 2.1% for the quarter and used vehicle same store sales were down 4.9%. Same store parts, service and collision repair sales increased 1.6% for the quarter while gross profit increased 2.7%. Finance and insurance same store sales were up 1.0%. The same store parts, service and collision repair gross margin rate increased to 48.3% from 47.8% last year. The overall same store gross margin rate declined to 15.1% from 15.4% last year due primarily to lower gross margin rates on vehicles and a higher mix of new vehicle sales.

Jeffrey C. Rachor, the Company’s Chief Operating Officer, stated, “We experienced two distinct trends during the second quarter. First, import brands significantly out performed the domestic brands and generated positive same store results. Second, operating results improved throughout the quarter. This trend was reflected in same store unit sales gains in both new and used vehicles in June. Additionally, total selling, general and administrative expenses declined to 77.8% of gross profit for the month. Used vehicle same store sales improved from a 13.9% decline in April to a 0.7% increase in June. Our emphasis on certified pre-owned programs resulted in a 62.5% increase in unit sales for the quarter versus last year. Our selling, general and administrative expenses for the quarter reflect a one time casualty loss for hail damage in several Texas stores which reduced EPS per diluted share for the quarter by approximately $0.02.”

Acquisition and Disposition Activity

During the second quarter, Sonic closed on two previously announced dealership acquisitions representing over $60 million in annual revenues. The Company continues to pursue acquisition opportunities and expects to announce agreements to acquire dealerships representing more than $500 million in annual revenues during 2003. At June 30, 2003 the Company had approximately $164 million available under the Company’s revolving credit facility. Through June 30, 2003, the Company had disposed of seven dealerships representing $290 million in annual revenues. These disposals generated $24 million in cash flow.

Security Repurchase Plans

Sonic’s Board of Directors has authorized the expenditure of up to $145 million to repurchase outstanding shares of its Class A common stock or redeem securities convertible into its Class A common stock. The Company has year to date repurchases of 755,100 shares for $12 million and at June 30, 2003 had approximately $25 million of the authorization remaining.

Brand and Geographic Diversity

The Company’s top ten brands for the quarter based on new vehicle revenues were Honda (14.5%), Ford (14.3%), Toyota (12.4%), Chevrolet (10.9%), Cadillac (10.2%), BMW (9.5%), Lexus (4.7%), Volvo (3.8%), Chrysler (3.7%) and Nissan (3.0%).

The Company’s top markets for the quarter based on total revenues were San Francisco (10.0%), Los Angeles (9.9%), Houston (9.8%), Dallas (9.6%), Charlotte (6.4%), San Jose (6.1%), Tampa (5.8%), Oklahoma (4.8%), Atlanta (3.4%) and Mid-Atlantic (3.4%).

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL ON TUESDAY, JULY 29 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416 – OR YOU CAN ACCESS THE CALL AT WWW.COMPANYBOARDROOM.COM OR WWW.SONICAUTOMOTIVE.COM.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 188 franchises and 42 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated acquisition activity and growth in profit, profit margins and earnings per share, as well as industry vehicle sales levels. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The Company does not undertake any obligation to update forward-looking information.

Contact:        E. Lee Wyatt, Chief Financial Officer of Sonic Automotive, Inc. (704) 566-2415.

J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218.

Bill Steers, Media Relations of Sonic Automotive, Inc. (888) 766-4219.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share and unit data amounts)

	Three Months Ended		Six Months Ended
	06/30/2002	06/30/2003	06/30/2002	06/30/2003
Revenues
New vehicles	$1,104,943	$1,208,471	$2,000,548	$2,220,304
Used vehicles	314,994	316,902	568,183	599,741
Wholesale vehicles	134,129	109,697	232,902	213,679

Total vehicles	1,554,066	1,635,070	2,801,633	3,033,724
Parts, service, and collision repair	232,373	251,601	428,935	489,918
Finance & insurance and other	50,596	54,920	94,938	104,153

Total revenues	1,837,035	1,941,591	3,325,506	3,627,795
Total gross profit	283,238	292,702	519,037	560,291
SG&A expenses	215,263	230,584	398,486	451,771
Depreciation	2,132	2,753	4,024	5,215

Operating income	65,843	59,365	116,527	103,305
Interest expense, floor plan	6,195	5,925	11,252	11,985
Interest expense, other	9,496	9,896	17,621	19,649
Other income	151	10	236	80

Income from continuing operations before taxes	50,303	43,554	87,890	71,751
Income taxes	19,141	15,740	33,484	26,139

Net income from continuing operations	31,162	27,814	54,406	45,612
Discontinued operations:
Income (loss) on operations from discontinued dealerships	495	1,239	(1,482)	336
Income tax benefit	(169)	(537)	644	(127)
Net Income (loss) from discontinued operations	326	702	(838)	209

Income before cumulative effect of change in accounting principle	31,488	28,516	53,568	45,821
Cumulative effect of change in accounting principle, net of tax benefit of $3,325	—	—	—	(5,619)

Net income	$31,488	$28,516	$53,568	$40,202

Diluted:
Weighted average common shares outstanding	44,537	42,071	43,555	41,915
Net Income per share from continuing operations	$0.70	$0.66	$1.25	$1.09
Loss per share from discontinued operations	$0.01	$0.02	($0.02)	$0.01
Cumulative effect of change in accounting principle	$0.00	$0.00	$0.00	($0.14)

Net Income per share	$0.71	$0.68	$1.23	$0.96

Gross Margin Data:

New vehicles retail	7.8%	6.9%	7.8%	7.0%
Used vehicles retail	11.6%	10.9%	11.7%	11.2%
Total vehicles retail	8.7%	7.7%	8.7%	7.9%
Parts, service and collision repair	47.9%	48.4%	47.4%	48.2%
Finance and insurance	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.4%	15.1%	15.6%	15.4%

SG&A Expenses:

Personnel	133,661	140,427	249,109	273,705
Advertising	17,721	17,466	31,243	33,329
Facility rent	17,208	18,834	31,815	37,555
Other	46,673	53,857	86,319	107,182

Unit Data:

New units	39,916	42,429	72,787	78,411
Used units	19,930	20,194	36,943	38,678

Total units retailed	59,846	62,623	109,730	117,089
Wholesale units	16,959	15,597	31,606	29,452
Average price per unit:
New vehicles	27,682	28,482	27,485	28,316
Used vehicles	15,805	15,693	15,380	15,506
Wholesale vehicles	7,909	7,033	7,369	7,255

Other Data:

Net cash provided by operating activities	$16,083	$52,937	$56,081	$79,440
Floorplan assistance (continuing operations)	$9,762	$10,186	$16,942	$18,369

Balance Sheets:

	As Of
	12/31/2002	06/30/2003
ASSETS
Current Assets:
Cash and cash equivalents	$10,576	$32,071
Receivables, net	297,859	295,890
Inventories	929,450	939,826
Other current assets	63,742	87,175
Total current assets	1,301,627	1,354,962
Property and Equipment, Net	121,936	119,150
Goodwill, Net	875,894	892,055
Other Intangibles, Net	61,800	69,100
Other Assets	14,051	18,156

TOTAL ASSETS	$2,375,308	$2,453,423

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable – floor plan	$850,162	$873,226
Trade accounts payable	58,560	64,193
Accrued interest	13,306	13,205
Other accrued liabilities	113,592	144,972
Current maturities of long-term debt	2,764	2,764
Total current liabilities	1,038,384	1,098,360
LONG-TERM DEBT	637,545	621,929
OTHER LONG-TERM LIABILITIES	16,085	18,233
PAYABLE TO COMPANY’S CHAIRMAN	5,500	5,500
DEFERRED INCOME TAXES	40,616	40,329
STOCKHOLDERS’ EQUITY
Class A convertible preferred stock	—	—
Class A common stock	371	375
Class B common stock	121	121
Paid-in capital	396,813	400,994
Accumulated other comprehensive loss	(6,447)	(6,896)
Retained earnings	339,457	379,659
Treasury stock, at cost	(93,137)	(105,181)

Total stockholders’ equity	637,178	669,072

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,375,308	$2,453,423

Balance Sheet Data:

Current Ratio	1.25	1.23
Debt to Total Capital	50.3%	48.5%
LTM Return on Stockholders’ Equity	17.9%	14.6%